Exhibit 99.1

Annapolis Bancorp Names New CFO

Former CitiFinancial Executive Joins Bank’s Senior Management Team

ANNAPOLIS, Md.--(BUSINESS WIRE)--April 27, 2009--Annapolis Bancorp, Inc. (NASDAQ: ANNB) today announced the appointment of Edward J. Schneider as Chief Financial Officer and Treasurer of the Company, and as Senior Vice President, Chief Financial Officer and Treasurer of its wholly-owned subsidiary, BankAnnapolis. Mr. Schneider replaces Margaret Theiss Faison, who becomes Senior Vice President and Controller of the Company and Bank effective today.

“We are fortunate to have this opportunity to strengthen our financial management team by bringing Ed Schneider on board,” said Richard M. Lerner, Chairman and CEO of the Company and Bank. “Ed is a talented, innovative financial executive with a vast breadth of experience in the banking industry. His hiring clearly demonstrates the commitment of our board of directors to assembling the best possible management team to guide the Company and Bank out of the current recession and into a new era of financial success.”

Prior to joining the Company and the Bank, Mr. Schneider, age 47, worked at Citigroup Inc. and its various subsidiaries from 1995 to 2004 and again from 2005 to 2009, where he most recently held the positions of Controller and Chief Accounting Officer of CitiFinancial Branch Network and Treasurer of CitiFinancial Credit Company. From 2004 to 2005, he served as Senior Vice President and Director of Corporate Regulatory Reporting at MBNA Corporation prior to its acquisition by Bank of America. Prior to joining Citigroup, Mr. Schneider served in a number of positions from 1986 to 1995 at other banks and bank holding companies.

CONTACT:
Annapolis Bancorp, Inc.
Richard M. Lerner, 410-224-4455
rlerner@bankannapolis.com